Exhibit 5.1

April 1, 2004

Commerce One, Inc.
One Market Street
Steuart Tower, Suite 1300
San Francisco, California 94105

Re: Commerce One, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Commerce One, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of the potential resale of 12,554,431 shares of common stock, $0.0001 par value per share (the "Shares"), of the Company which may be offered and sold by certain securityholders of the Company (the "Selling Securityholders"), of which 5,254,431 Shares (the "Outstanding Shares") are issued and outstanding, 4,297,748 Shares (the "Conversion Shares") are issuable upon conversion of the Company's Series B Preferred Stock, 2,209,945 Shares (the "Warrant Shares") are issuable upon exercise of warrants (the "Warrants") and 792,307 Shares may be issuable upon the conversion of dividends paid in kind on the Series B Preferred Stock (the "Dividend Shares"). In this regard, we have participated in the preparation of a Registration Statement on Form S-3 (Registration No. 333- 108144) relating to the resale of such shares of common stock. Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

We are of the opinion that the Outstanding Shares which may be offered and sold by the Selling Securityholders have been duly authorized and are legally issued, fully paid and nonassessable. We are also of the opinion that the Conversion Shares, the Warrant Shares and the Dividend Shares which may be offered and sold by the Selling Securityholders have been duly authorized and, when issued by the Company in accordance with the terms of the Company's Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock and the Warrants, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name under the heading "Legal Matters" in the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati